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                                                                     EXHIBIT 5.1

                                 March 10, 1997

Centura Software Corporation
1060 Marsh Road
Menlo Park, CA 94025

    REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 333-20491)

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-4 (No. 333-20491) filed by you with the Securities and Exchange Commission (the "Commission") on January 27, 1997, as amended by Amendment No. 1 thereto filed with the Commission on March 10, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,500,000 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.


    It is our opinion that the Shares when issued in the manner described in the Registration Statement and the Agreement and Plan of Reorganization will be legally and validly issued, fully paid and non-assessable.



    We are admitted to practice law only in the State of California, and we express no opinion concerning any laws other than the laws of the State of California and the federal laws of the United States.


    We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus/Joint Proxy Statement constituting a part thereof, and in any amendment thereto.

                                          Very truly yours,

                                          /s/ Venture Law Group

                                          VENTURE LAW GROUP